Exhibit 99.1

Purple Innovation Reports Second Quarter 2021 Results and Provides 2021 Guidance

Lehi, Utah, August 9, 2021 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the second quarter ended June 30, 2021.

Second Quarter Financial Summary (Comparisons versus Second Quarter 2020 and 2019)1

●	Net revenue increased 10.6% to $182.6 million, compared to $165.1 million in 2020 and increased 77.3% compared to $103.1 million in 2019.

o	Wholesale revenue increased 233.2% over 2020 and 68.9% over 2019; Direct-to-Consumer (DTC) revenue decreased 19.9% compared to 2020 and increased 82.4% over 2019.

●	Gross margin was 44.7% compared to 49.4% in 2020 and 41.5% in 2019.

●	Operating expenses as a percent of net revenue were 46.1% compared to 30.1% in 2020 and 43.8% in 2019.

●	Operating loss was $(2.5) million compared to operating income of $32.0 million in 2020 and operating loss of ($2.4) million 2019.

●	Net income was $2.6 million compared to a net loss of $(97.1) million in 2020, reflecting primarily the impact from the change in fair value of warrant liabilities and net loss of ($11.3) million in 2019. Adjusted net income was $3.6 million, or $0.05 per diluted share, as compared to adjusted net income of $22.7 million, or $0.35 per diluted share, in 2020 and adjusted net income of $2.3 million, or $0.04 per diluted share, in 2019.

●	EBITDA was $3.9 million compared to $(129.1) million in 2020, reflecting primarily the impact from the change in fair value of warrant liabilities, and ($9.1) million in 2019. Adjusted EBITDA was $11.0 million compared to $35.2 million in 2020 and $6.2 million in 2019.

●	Cash and cash equivalents were $110.1 million at June 30, 2021.

The Company views comparison to the 2019 period to be more meaningful than the comparable 2020 period given the exceptional, COVID-19-Related consumer demand changes experienced in the same period in 2020.

“Following a very good start to 2021, demand for the Purple brand has remained strong especially in our wholesale channel as consumers are increasingly returning to shopping brick and mortar retail,” said Joe Megibow, Chief Executive Officer. “Unfortunately, our recent performance was impacted by isolated manufacturing challenges that limited our ability to fulfill a meaningful portion of demand during the second quarter. While this headwind carried into the third quarter, I am pleased to report that we exited the month of July with production back at planned levels and more importantly, a safer operating environment in our manufacturing facilities.”

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Megibow continued, “We are excited to be moving back into a position that allows us to fully leverage the power of our vertically integrated manufacturing platform and capitalize on the significant growth prospects that exist for our business. Our proprietary comfort technologies have disrupted the mattress industry and led to strong share gains in the premium category. Looking ahead, we see a long runway for growth as we continue to innovate our mattress and non-mattress product offerings, expand our distribution through partner and owned retail and enhance our digital capabilities to improve traffic, conversion and repeat business. We are confident in delivering a solid finish to 2021 and progressing towards our long-term targets of $2 billion to $2.5 billion in annual net revenue and mid-teens adjusted EBITDA margins over the next three to five years.”

Second Quarter 2021 Review

Second quarter 2021 net revenue increased 10.6% to $182.6 million, compared to $165.1 million in the second quarter of 2020 driven by higher demand for all product lines, particularly mattresses. By channel, wholesale revenue increased 233.2% and DTC revenue decreased 19.9%, reflecting a return to pre-COVID consumer shopping behavior. Compared with the more normalized second quarter of 2019, second quarter 2021 net revenue increased 77.3% with wholesale revenue up 68.9% and DTC revenue up 82.4%. Total second quarter 2021 net revenues were negatively impacted by the isolated production issues that occurred during the second quarter of 2021.

Gross margin for the second quarter 2021 was 44.7% compared to 49.4% in the prior year period and 41.5% in the same period of 2019. The decrease in gross margin over the prior year was primarily attributable to the higher proportion of wholesale channel revenue, which carries lower gross margins than the DTC channel, combined with the impact from the recent manufacturing issues that occurred during the second quarter of 2021. Wholesale net revenues comprised approximately 36% of total net revenue for the quarter, compared with approximately 12% in the prior year period and 38% in the second quarter of 2019.

Operating expenses were 46.1% of net revenue for the second quarter of 2021 compared to 30.1% in the prior year period and 43.8% in the second quarter of 2019. The increase in operating expenses as a percent of net revenue compared with the prior year period was driven primarily by an increase in advertising costs due to higher advertising rates in 2021 as rates were uncharacteristically low in 2020 due the pandemic, an increase in legal and professional fees, including $7.9 million related to underwriting discounts and commissions incurred for a secondary offering in May 2021 and the impact on revenue from the recent manufacturing issues that occurred during the second quarter of 2021.

Operating loss was $(2.5) million for the second quarter 2021 compared to operating income of $32.0 million in the prior year period and an operating loss of $(2.4) million in the second quarter of 2019.

Net income was $2.6 million for the second quarter 2021 compared to a net loss of $(97.1) million in the prior year period and a net loss of ($11.3) million for the second quarter 2019. As previously disclosed, the Company recently determined that its outstanding warrants should be accounted for as liabilities and recorded at fair value on the date of the transaction and subsequently re-measured to fair value at each reporting date. For the three months ended June 30, 2021 and 2020, the Company recognized a non-cash gain of $4.9 million and a non-cash loss of $130.3 million, respectively, associated with the change in fair value of warrant liabilities.

Adjusted net income, which excludes adjustments for certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance including gains and losses associated with the change in fair value of warrant liabilities, loss on debt extinguishment, Tax Receivable Agreement expense, non-cash stock-based compensation and secondary offering costs was $3.6 million, or $0.05 per diluted share, compared to adjusted net income of $22.7 million, or $0.35 per diluted share, in the prior year period and $2.3 million, or $0.04 per diluted share, for the second quarter of 2019. Adjusted net income also reflects an estimated effective income tax rate of 25.4% for the current year period and 25.6% for the comparable prior year period and second quarter of 2019.

EBITDA for the second quarter 2021 was $3.9 million compared to $(129.1) million in the second quarter 2020 and ($9.1) in the second quarter 2019. Adjusted EBITDA, which excludes the adjustment for certain non-cash gains and losses and other certain items (please see table below for detail items) was $11.0 million, compared to $35.2 million in the prior year period and $6.2 million in the second quarter of 2019.

Balance Sheet

As of June 30, 2021, the Company had cash and cash equivalents of $110.1 million compared to $123.0 million as of December 31, 2020. The decrease was driven by capital expenditures of $26.2 million primarily related to manufacturing capacity expansion and showroom expansion. This was partially offset by cash provided by operations of $11.5 million, due mainly to a reduction in accounts receivable and an increase in customer prepayments, partially offset by a reduction in accounts payable. Inventories as of June 30, 2021 totaled $64.8 million compared with $65.7 million as of December 31, 2020.

2021 Outlook

Based on second quarter results combined with the Company’s projected late August timing for exiting the current backlog position created by the isolated production issues, Purple currently expects full year 2021 net revenue to be between $820 million and $850 million. The new range represents an increase of 26% to 31% over 2020 results and an increase of 81% to 98% over the 2019 results. Due to the inventory constraints that are expected to last until late August, the Company anticipates a significant portion of its revenue growth in the second half of the year will occur in the fourth quarter.

Considering the second quarter results, the impact on third quarter margins from the isolated production issues, and recent trends indicating an even greater channel mix shift toward wholesale over the remainder of the year, adjusted EBITDA is now expected to be between $78 million and $88 million.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, August 9, 2021 at 4:30 p.m. Eastern Time. To access the call dial (877) 300-8521 (domestic) or (412) 317-6026 (international) and provide the Conference ID: 10159168. The call is also being webcast and can be accessed on the investor relations section of the Company's website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors' products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to the timing and extent of expected future growth of revenue and earnings and anticipated growth rates; changes to our digital capabilities and related impacts on our business; demand for our products; expectations regarding consumer behavior; our ability to expand our physical presence through partner and owned retail stores; expectations regarding channel mix; our ability to innovate our product offerings; our ability to achieve long-term targets of revenue and adjusted EBITDA over the next three to five year; and expected financial and operating results for the full year 2021. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic on many aspects of our business, operations and financial performance; disruptions to our manufacturing processes; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2021, as amended by our Annual Report on Form 10-K/A filed with the SEC on May 10, 2021. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the second quarter and full year 2021, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Purple Innovation, Inc.

Misty Bond
Director of Purple Communications
misty.b@purple.com

385-498-1851

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(unaudited - in thousands, except par value)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$110,081	$122,955
Accounts receivable, net	25,104	29,111
Inventories, net	64,795	65,726
Prepaid inventory	1,799	826
Other current assets	14,972	10,453
Total current assets	216,751	229,071
Property and equipment, net	87,496	61,486
Operating lease right-of-use assets	54,334	41,408
Intangible assets, net	10,376	9,945
Deferred income taxes	209,048	211,244
Other long-term assets	1,458	1,578
Total assets	$579,463	$554,732

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$58,419	$69,594
Accrued sales returns	6,962	8,428
Accrued compensation	9,207	14,209
Customer prepayments	17,334	6,253
Accrued sales tax	3,596	6,015
Accrued rebates and allowances	6,870	10,891
Operating lease obligations – current portion	4,255	3,235
Other current liabilities	13,733	13,583
Total current liabilities	120,376	132,208
Debt, net of current portion	40,403	41,410
Operating lease obligations, net of current portion	67,924	48,936
Warrant liabilities	14,529	92,708
Tax receivable agreement liability, net of current portion	166,413	165,426
Other long-term liabilities, net of current portion	8,294	6,503
Total liabilities	417,939	487,191

Commitments and contingencies (Note 11)

Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 66,371 issued and outstanding at June 30, 2021 and 63,914 issued and outstanding at December 31, 2020	7	6
Class B common stock; $0.0001 par value, 90,000 shares authorized; 448 issued and outstanding at June 30, 2021 and 536 issued and outstanding at December 31, 2020	—	—
Additional paid-in capital	403,071	333,047
Accumulated deficit	(242,454)	(265,856)
Total stockholders’ equity	160,624	67,197
Noncontrolling interest	900	344
Total stockholders’ equity	161,524	67,541
Total liabilities and stockholders’ equity	$579,463	$554,732

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Income

(unaudited - in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues, net	$182,586	$165,096	$369,015	$287,471
Cost of revenues	100,899	83,465	199,804	152,658
Gross profit	81,687	81,631	169,211	134,813
Operating expenses:
Marketing and sales	59,844	39,423	114,212	76,107
General and administrative	22,461	8,677	36,987	16,225
Research and development	1,923	1,580	3,646	3,025
Total operating expenses	84,228	49,680	154,845	95,357
Operating income (loss)	(2,541)	31,951	14,366	39,456
Other income (expense):
Interest expense	(569)	(1,424)	(1,139)	(2,813)
Other income (expense), net	26	16	(42)	106
Change in fair value – warrant liabilities	4,860	(130,264)	14,007	(108,631)
Tax receivable agreement expense	(381)	(32,823)	(207)	(32,945)
Total other income (expense), net	3,936	(164,495)	12,619	(144,283)
Net income (loss) before income taxes	1,395	(132,544)	26,985	(104,827)
Income tax benefit (expense)	1,167	35,428	(3,484)	35,712
Net income (loss)	2,562	(97,116)	23,501	(69,115)
Net income (loss) attributable to noncontrolling interest	(16)	(3,841)	99	7,325
Net income (loss) attributable to Purple Innovation, Inc.	$2,578	$(93,275)	$23,402	$(76,440)

Net income (loss) per share:
Basic	$0.04	$(3.19)	$0.36	$(2.94)
Diluted	$(0.03)	$(3.19)	$0.14	$(2.94)

Weighted average common shares outstanding:
Basic	66,277	29,277	65,439	25,976
Diluted	66,864	29,277	68,341	25,976

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited - in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$2,562	$(97,116)	$23,501	$(69,115)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,995	2,038	3,544	3,816
Non-cash interest	128	1,416	257	2,791
Change in fair value - warrant liabilities	(4,860)	130,264	(14,007)	108,631
Tax receivable agreement expense	381	32,823	207	32,945
Stock-based compensation	1,113	962	1,592	1,212
Non-cash lease expense	1,105	718	2,058	1,400
Deferred income taxes	1,335	(44,007)	3,170	(44,007)
Changes in operating assets and liabilities:
Accounts receivable	16,514	4,241	4,007	9,663
Inventories	(1,513)	2,291	931	7,807
Prepaid inventory and other assets	(4,372)	(650)	(2,263)	(3,049)
Accounts payable	(1,375)	14,120	(11,783)	903
Accrued sales returns	(1,318)	5,212	(1,466)	4,678
Accrued compensation	(567)	3,175	(5,002)	2,374
Customer prepayments	9,433	4,800	11,081	2,080
Accrued rebates and allowances	1,306	1,281	(4,021)	(891)
Operating lease obligations	(464)	(426)	(1,273)	(849)
Other accrued liabilities	(543)	11,468	936	11,957
Net cash provided by operating activities	20,860	72,610	11,469	72,346

Cash flows from investing activities:
Purchase of property and equipment	(13,877)	(3,490)	(26,162)	(8,010)
Investment in intangible assets	(216)	(107)	(285)	(2,435)
Net cash used in investing activities	(14,093)	(3,597)	(26,447)	(10,445)

Cash flows from financing activities:
Payments on term loan	(562)	—	(1,125)	—
Proceeds from InnoHold indemnification payment	—	—	4,142	—
Tax receivable agreement payments	—	—	(628)	—
Distributions to members	(308)	—	(853)	—
Proceeds from exercise of warrants	—	11	116	23
Proceeds from exercise of stock options	369	—	452	—
Net cash provided by (used in) financing activities	(501)	11	2,104	23

Net increase (decrease) in cash	6,266	69,024	(12,874)	61,924
Cash, beginning of the period	103,815	26,378	122,955	33,478
Cash, end of the period	$110,081	$95,402	$110,081	$95,402

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$428	$8	$858	$22
Cash paid during the period for income taxes	$3,645	$9	$4,434	$72

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$3,367	$1,025	$3,367	$1,025
Non-cash leasehold improvements	$2,538	$—	$3,239	$615
Accrued distributions	$99	$4,327	$—	$4,523
Tax receivable agreement liability	$3	$45,045	$780	$45,266
Deferred income taxes	$3	$56,636	$974	$56,636
Exercise of liability warrants	$26	$18	$64,172	$23

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, income tax (benefit) expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, debt extinguishment, changes in the fair value of the warrant liability, nonrecurring legal fees, executive interim and search costs, severance costs, showroom opening costs, new production facility start-up costs, previous period sales tax liability and COVID-19 related expenses. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020(1)	2019(1)	2021	2020(1)	2019(1)

GAAP net income (loss)	$2,562	(97,116)	(11,277)	23,501	(69,115)	(11,904)
Interest expense	569	1,424	1,301	1,139	2,813	2,445
Income tax (benefit) expense	(1,167)	(35,428)	-	3,484	(35,712)	-
Other income (expense), net	(26)	(16)	(6)	42	(106)	(235)
Depreciation and amortization	1,995	2,038	852	3,544	3,816	1,574
EBITDA	3,933	(129,098)	(9,130)	31,710	(98,304)	(8,120)
Adjustments:
Debt extinguishment and change in fair value - warrant liability	(4,860)	130,264	7,621	(14,007)	108,631	12,130
Stock-based compensation expense	1,113	962	6,733	1,592	1,212	6,806
Product reserve	-	(308)	-	-	500	-
Tax receivable agreement expense	381	32,823	-	207	32,945	-
Legal fees	8,547	377	262	9,659	608	403
Executive interim and search costs	785	-	307	1,145	-	494
Severance costs	122	62	389	315	105	411
Showroom opening costs	410	-	-	490	-	-
New production facility start-up costs	504	-	-	2,566	-	-
Previous period sales tax liability	85	-	-	85	-	-
COVID-19 related expenses	1	117	-	39	117	-
Adjusted EBITDA	$11,021	$35,199	6,182	$33,801	$45,814	12,124

(1)	Reflects the effect of the previously disclosed restatement due to the outstanding warrants being accounted for as liabilities and recorded at fair value.

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and the computation of adjusted net income per diluted share, are set forth below:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, except per share amounts)	2021	2020(1)	2019(1)	2021	2020(1)	2019(1)
Net income (loss)	$2,562	$(97,116)	$(11,277)	$23,501	$(69,115)	$(11,904)
Income tax (benefit) expense, as reported	(1,167)	(35,428)	-	3,484	(35,712)	-
Tax receivable agreement expense	381	32,823	-	207	32,945	-
Change in fair value – warrant liabilities	(4,860)	130,264	7,621	(14,007)	108,631	12,130
Stock-based compensation	-	-	6,733			6,806
Secondary offering expenses	7,858	-	-	7,858	-	-
Adjusted net income before income taxes	4,774	30,543	3,077	21,043	36,749	7,032
Adjusted income taxes(2)	(1,213)	(7,820)	(788)	(5,345)	(9,408)	(1,802)
Adjusted net income	$3,561	$22,723	2,289	$15,698	$27,341	5,230

Adjusted net income per share, diluted	$0.05	$0.35	$0.04	$0.23	$0.49	$0.09

Adjusted weighted-average shares outstanding, diluted(3)	67,312	64,110	65,043	68,800	56,044	56,356

(1)	Reflects the effect of the previously disclosed restatement due to the outstanding warrants being accounted for as liabilities and recorded at fair value.

(2)	Represents the estimated effective tax rate of 25.4% for the three and six months ended June 30, 2021 and 25.6% for the three and six months ended June 30, 2020 and 2019, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(3)	Assumes dilutive warrants, options and restricted stock calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net income per diluted share is set forth below for the three and six months ended June 30, 2021 and 2020:

	For the Three Months Ended
	June 30, 2021			June 30, 2020(1)			June 30, 2019(1)
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(2)	$2,578	66,864	$(0.03)	$(93,275)	29,277	$(3.19)	$(5,274)	8,457	$(0.62)
Assumed exchange of shares(3)	(16)	448		(3,841)	30,216		(6,003)	44,071
Net income (loss)	2,562			(97,116)			(11,277)
Adjustments to arrive at adjusted net income before taxes(4)	2,212			127,662	4,617		14,354	12,515
Adjusted net income before taxes	4,774			30,546			3,077
Adjusted income taxes(5)	(1,213)			(7,820)			(788)
Adjusted net income	$3,561	67,312	$0.05	$22,726	64,110	$0.35	$2,289	65,043	$0.04

(1)	Reflects the effect of the previously disclosed restatement due to the outstanding warrants being accounted for as liabilities and recorded at fair value.

(2)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(3)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(4)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(5)	Represents the estimated effective tax rate of 25.4%, 25.6% and 25.6% for the three months ended June 30, 2021, 2020 and 2019, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

	For the Six Months Ended
	June 30, 2021			June 30, 2020(1)			June 30, 2019(1)
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(2)	$23,402	68,341	$0.14	$(76,440)	25,976	$(2.94)	$(5,311)	8,447	$(0.63)
Assumed exchange of shares(3)	99	459		7,325	27,455		(6,593)	44,071
Net income (loss)	23,501			(69,115)			(11,904)
Adjustments to arrive at adjusted net income before taxes(4)	(2,458)			105,864	2,613		18,936	3,838
Adjusted net income before taxes	21,043			36,749			7,032
Adjusted income taxes(5)	(5,345)			(9,408)			(1,802)
Adjusted net income	$15,698	68,800	$0.23	$27,341	56,044	$0.49	$5,230	56,356	$0.09

(1)	Reflects the effect of the previously disclosed restatement due to the outstanding warrants being accounted for as liabilities and recorded at fair value.

(2)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(3)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(4)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(5)	Represents the estimated effective tax rate of 25.4%, 25.6% and 25.6% for the six months ended June 30, 2021, 2020 and 2019, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.